UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.33-1/3 per share	SHW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2024, The Sherwin-Williams Company (“Sherwin-Williams”), Sherwin-Williams Canada Inc. (“SW Canada”) and Sherwin-Williams Luxembourg S.à r.l. (“SW Luxembourg,” and together with Sherwin-Williams and SW Canada, the “Borrowers”) entered into a new five-year $2.5 billion revolving Credit Agreement (the “New Credit Agreement”) with the lenders party thereto, the issuing lenders party thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”). In connection with entering into the New Credit Agreement, effective July 31, 2024, the Company terminated its existing Credit Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, the lenders party thereto, the issuing lenders party thereto and Citibank, N.A., as administrative agent.

The New Credit Agreement provides for a senior unsecured revolving credit facility in an aggregate principal amount of $2.5 billion, and includes an uncommitted increase option of up to an additional $750 million exercisable upon the satisfaction of certain customary conditions. The New Credit Agreement provides for a $250 million subfacility for the issuance of letters of credit. The New Credit Agreement will mature on July 31, 2029 and provides Sherwin-Williams with the right to request that the lenders extend the maturity date for two additional periods of one year each. Extensions of credit under the New Credit Agreement may be used for general corporate purposes, including to finance working capital requirements.

The New Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the Existing Credit Agreement. The New Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Administrative Agent may decide to, or lenders with a majority of the outstanding loans or commitments may require the Administrative Agent to, among other things, terminate the revolving commitments and accelerate amounts due under the New Credit Agreement. The New Credit Agreement also contains a financial covenant that provides that Sherwin-Williams’ consolidated leverage ratio (the ratio of total funded indebtedness to EBITDA) may not exceed 3.75 to 1.00 as of the last day of any fiscal quarter; provided, however, upon the consummation of a Qualifying Acquisition (as defined in the New Credit Agreement), Sherwin-Williams may elect to temporarily increase the consolidated leverage ratio to 4.25 to 1.00 for a period of four consecutive fiscal quarters immediately following the consummation of such Qualifying Acquisition, subject to certain customary conditions.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for Sherwin-Williams and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective July 31, 2024, the Existing Credit Agreement was terminated. There were no outstanding borrowings under the Existing Credit Agreement at the time of termination. The information provided in Item 1.01 above relating to the Existing Credit Agreement is incorporated herein by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above relating to the New Credit Agreement is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

4.1	Credit Agreement, dated as of July 31, 2024, by and among The Sherwin-Williams Company, Sherwin-Williams Canada Inc. and Sherwin-Williams Luxembourg S.à r.l., as borrowers, the lenders party thereto, the issuing lenders party thereto and Citibank, N.A., as administrative agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

Date: August 2, 2024	By:	/s/ Stephen J. Perisutti
	Name:	Stephen J. Perisutti
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary